Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consent to the use of our name and the use of our opinion dated March 17, 2010, except for note 16 which is as of May 17, 2010, on the consolidated financial statements of Offshore Petroleum Corp. (the “Company”) included in Amendment No. 2 to the Registration Statement on Form S-1 being filed by the Company, for the fiscal years ended December 31, 2009 and 2008 and for the cumulative period ended December 31, 2009.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Chartered Accountants
May 25, 2010	Licensed Public Accountants

1167 Caledonia Road Toronto, Ontario M6A 2X1 Tel: 416 785 5353 Fax: 416 785 5663